Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Oppenheimer Variable Account Funds

We consent to the use of our reports dated February 13, 2018 and February 16, 2018 (for Global Strategic Income Fund/VA) with respect to the funds listed in Appendix I, each a series of Oppenheimer Variable Account Funds incorporated by reference into the Statement of Additional Information and to the reference to our firm under the heading “Comparison of Other Service Providers” in the Joint Proxy Statement/Prospectus filed on Form N-14.

/s/ KPMG LLP

Denver, Colorado

February 12, 2019

Appendix I

Oppenheimer Capital Appreciation Fund/VA
Oppenheimer Conservative Balanced Fund/VA
Oppenheimer Discovery Mid Cap Growth Fund/VA
Oppenheimer Global Fund/VA
Oppenheimer Global Strategic Income Fund/VA
Oppenheimer Government Money Fund/VA
Oppenheimer International Growth Fund/VA
Oppenheimer Main Street Fund/VA
Oppenheimer Main Street Small Cap Fund/VA
Oppenheimer Total Return Bond Fund/VA